Exhibit 99

Emergency Filtration Products Names John Masenheimer Chief Operating Officer
Wednesday July 5, 10:10 am ET

David Mierkey Appointed as Senior V.P. Sales

HENDERSON, Nev.--(BUSINESS WIRE)--July 5, 2006--Emergency Filtration Products, Inc. (EFP) (OTCBB:EMFP - News) today announced that it had made two significant appointments to its senior management team. Mr. John H. Masenheimer, who is the company's Director of Manufacturing, will assume the additional duties of Chief Operating Officer. Mr. David M. Mierkey was named Senior Vice President, Sales.

John Masenheimer has served as EFP's Director of Manufacturing since March 2005 and successfully established filter production at the company's Nogales, Mexico facility. Mr. Masenheimer has also directed all of EFP's filter production since the company commenced filter production in late 2005.

Prior to his involvement with EFP, Mr. Masenheimer served as Chief Operating Officer, Westmed, Inc., a Tucson, Arizona based manufacturer of medical products. During his eight-year tenure at the company, sales grew from $1.4 million to approximately $20 million, with significant increases in quality control and productivity. Previously, Mr. Masenheimer was General Manager, SPAC Products (a United Technologies company) where he had Profit and Loss (P&L) responsibility for this $80 million air conditioning company and achieved major manufacturing efficiency and productivity gains. Prior to SPAC Products, Mr. Masenheimer held a number of senior management position at General Electric Company's Appliance Division, where he worked for twenty-three years; his last posting at General Electric was as Mid-Central Region Manager, GE Appliances, where he had $200 million P & L responsibility for both retail and commercial sales.

Mr. David Mierkey, is a senior sales and marketing executive whose most recent position was as Director of Sales and Marketing, Delta Blood Bank. Previously, Mr. Mierkey was Director of Sales/Marketing, Western Regional Manager, Nova Information Systems, a division of U.S. Bank and held a number of senior sales and marketing posts at large companies over the past 25 years.

"These additions to our management team will enable Emergency Filtration to manage its growth more efficiently and rapidly," said Douglas K. Beplate, President, EFP. "John Masenheimer's management experience and skill as Director of Manufacturing have made it possible for us to grow to our current level. As Chief Operating Officer, he will bring the same degree of accomplishment and discipline to the company's overall operations and help us attain our growth objectives." Mr. Beplate went on to say," David Mierkey's sales and marketing expertise will prove invaluable in helping us land a number of major accounts that have already been targeted. Having John in charge of daily operations and David in charge of national accounts will allow me to concentrate on a number of sales opportunities and new product developments that could add significantly to revenues over the course of the coming months and years."

About Emergency Filtration Products, Inc.:

EFP (http://www.emergencyfiltration.com/) is an air filtration products manufacturer whose patented 2H Technology(TM) filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. Its initial products were developed for the medical market: the Vapor Isolation Valve(TM) and RespAide® CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and the 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, a modified hemostatic collagen; to the US military for surgery and extreme wound care.

Safe Harbor Statement:

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Sales may be dependent on the success of future marketing campaigns, the signing of definitive agreements with additional distributors, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

Contact:

Emergency Filtration Products Inc.

Wendy Harper, 702-558-5164

Fax: 702-567-1893

contactus@emergencyfiltration.com

www.emergencyfiltration.com

or

WPH Consultants Ltd.

Investor Relations

Philippe Niemetz, 800-477-7570, 212-344-6464

Fax: 212-509-2755

philippe.niemetz@wphconsultants.com